QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

[ERNST & YOUNG LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the 2004 Non-Employee Director Incentive Plan, the 2004 Employee Incentive Plan and certain stock option and warrant agreements of Petrohawk Energy Corporation of our report dated March 19, 2004, with respect to the consolidated financial statements of Beta Oil & Gas, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

Tulsa, Oklahoma
July 27, 2004

QuickLinks

  Exhibit 23.1